Exhibit 99.1

News Release	JBT Corporation
200 E. Randolph Drive Chicago, IL 60601
For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports First Quarter 2010 Results

 Highlights (Continuing Operations):

o	Inbound orders up 25 percent sequentially from fourth quarter 2009
o	Backlog up 35 percent sequentially from fourth quarter 2009
o	Revenue of $169 million in line with first quarter 2009
o	Diluted earnings per share of $0.14 down $0.01 from prior-year quarter
o	Full-year diluted earnings per share estimated to be in the range of $1.15-$1.30

CHICAGO, May 10, 2010—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported first quarter 2010 results.

Revenue for the quarter of $169.0 million was level with the prior-year quarter.  First quarter income from continuing operations was $3.9 million, down 5 percent from the prior-year quarter.  Diluted earnings per share from continuing operations for the quarter were $0.14, down $0.01 from the first quarter of 2009.  During the quarter, the company incurred restructuring charges of $0.9 million in the FoodTech segment due to continued efforts to reduce costs.  First quarter inbound orders of $243.0 million increased 25 percent sequentially from the fourth quarter of 2009 and 29 percent from the prior-year quarter.  Backlog of $285.2 million was up 35 percent sequentially but down 6 percent from the same period in 2009.

 “Our first quarter earnings were in line with our expectation in what is traditionally our seasonally lowest quarter,” said Charlie Cannon, Chairman and Chief Executive Officer. “We entered the year with a lower than usual backlog, but we are seeing improvement in our end markets and we are encouraged by the strong inbound order activity during the quarter.  We expect the current positive trends in customer order rates to continue and support our outlook for year-over-year earnings improvement in the second half of this year,” concluded Cannon.

JBT FoodTech

JBT FoodTech’s first quarter revenue of $101.5 million increased 7 percent from the prior-year quarter due largely to favorable foreign exchange translation.  JBT FoodTech’s operating profit was $7.7 million, essentially flat from the same period in 2009 as improved profits from cost reduction initiatives were offset by competitive pricing pressure in some products.  During the quarter, JBT FoodTech recorded $0.9 million in restructuring charges related to its fruit processing product lines.  On a comparable basis, operating margins excluding restructuring charges for the current quarter and the prior-year quarter were 8.4 percent and 9.0 percent, respectively.  Demand for freezing and protein processing product lines is improving with higher order activity in all regions.  Inbound orders of $128.2 million for the quarter increased 29 percent from the prior-year quarter, and 22 percent in constant currencies.  Inbound orders were flat sequentially when compared to the fourth quarter of 2009.  Backlog of $123.4 million declined 19 percent from the prior-year quarter and 23 percent in constant currencies.  The recent trend toward smaller projects as well as several large orders included in the first quarter 2009 backlog contributed to the unfavorable comparison.  However, backlog improved 28 percent from the fourth quarter 2009.

JBT AeroTech

JBT AeroTech’s first quarter revenue of $67.4 million declined 8 percent from the same period in 2009 due to lower backlog entering 2010.  JBT AeroTech’s operating profit was $4.8 million, a 13 percent decline from the prior-year quarter due to lower revenue and competitive pricing pressure in Airport Services.  The decline in profit was partially offset by cost savings from restructuring initiatives, improved margins for the gate equipment product line and the absence of restructuring charges.  Operating margins were 7.1 percent, a decrease of 190 basis points from the prior-year quarter results excluding restructuring charges.  Order activity has increased across most product lines, reflecting improving economic conditions in the airline and airfreight industries.  Inbound orders totaled $114.7 million, up 30 percent from the prior-year quarter, driven primarily by the receipt of a $21 million order from the U.S. Navy for land based air conditioning units (LBAC) and two large passenger boarding bridge orders, partially offset by the absence of a U.S. Air Force order for Halvorsen loaders.  In addition, inbound orders increased 71 percent sequentially from the fourth quarter of 2009.  Backlog of $162.0 million also improved both year-over-year and sequentially by 6 percent and 41 percent, respectively.

Corporate Items

Corporate items excluding net interest expenses were $4.6 million, a reduction of $0.3 million from the first quarter of 2009 primarily due to lower unallocated pension expenses resulting from freezing the U.S. defined benefit plan at the end of 2009 and other insurance costs, partially offset by lower mark-to-market gains from currency fluctuation.

Cash used by operating activities in the quarter was $7.6 million reflecting investment in working capital.  The company ended the quarter with debt, net of cash, of $128.2 million.  Net interest expense for the quarter was $1.9 million, a reduction of $0.3 million from the prior-year quarter mainly driven by the expiration of a $25 million interest rate swap on January 30, 2010.

The year-to-date effective tax rate from continuing operations was 34.3 percent.

Capital expenditures for the quarter totaled $2.9 million, and depreciation and amortization totaled $5.6 million.

2010 Outlook

Looking forward, the company anticipates continued improvement in its end markets.  The company expects 2010 diluted earnings per share in the range of $1.15-$1.30.

First Quarter Earnings Conference Call

The company will hold a conference call at 10:00 AM EDT on Monday, May 10, 2010, to discuss the first quarter 2010 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 67737226, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  A replay of the call will be available through May 17, 2010 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing passcode 67737226.  A rebroadcast also will available on the company’s Investor Relations website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended March 31,
	2010	2009

Revenue	$169.0	$169.0

Costs and expenses:
Costs of sales	122.1	122.1
Selling, general and administrative expense	35.2	34.8
Research and development expense	4.3	4.0
Total costs and expenses	161.6	160.9

Other income, net	0.5	0.3
Net interest expense	(1.9)	(2.2)
Income from continuing operations before income taxes	6.0	6.2
Provision for income taxes	2.1	2.1
Income from continuing operations	3.9	4.1
Income from discontinued operations, net of taxes	0.1	-
Net income	$4.0	$4.1

Basic earnings per share:
Income from continuing operations	$0.14	$0.15
Income from discontinued operations	-	-
Basic earnings per share	$0.14	$0.15

Diluted earnings per share:
Income from continuing operations	$0.14	$0.15
Income from discontinued operations	-	-
Diluted earnings per share	$0.14	$0.15

Weighted average shares outstanding
Basic	28.2	27.5
Diluted	29.0	28.2

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2010	2009
Revenue

JBT FoodTech	$101.5	$94.9
JBT AeroTech	67.4	73.6
Other revenue (1) and intercompany eliminations	0.1	0.5
Total revenue	$169.0	$169.0

Income before income taxes

Segment operating profit
JBT FoodTech	$7.7	$7.8
JBT AeroTech	4.8	5.5
Total segment operating profit	12.5	13.3

Corporate items
Corporate expense	(3.7)	(3.0)
Other expense, net (2)	(0.9)	(1.9)
Net interest expense	(1.9)	(2.2)
Total corporate items	(6.5)	(7.1)

Income from continuing operations before income taxes	$6.0	$6.2

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other expense, net, generally includes stock-based compensation, residual expenses associated with other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2010	2009
Inbound Orders

JBT FoodTech	$128.2	$99.0
JBT AeroTech	114.7	88.3
Other and Intercompany eliminations	0.1	0.6

Total inbound orders	$243.0	$187.9

	March 31,
	2010	2009
Order Backlog

JBT FoodTech	$123.4	$153.1
JBT AeroTech	162.0	152.2
Other and Intercompany eliminations	(0.2)	(0.9)

Total order backlog	$285.2	$304.4

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$9.7	$14.4
Trade receivables, net	134.0	149.3
Inventories	110.7	107.0
Other current assets	32.8	32.7
Total current assets	287.2	303.4

Property, plant and equipment, net	121.1	126.5
Other assets	98.5	103.2
Total assets	$506.8	$533.1

Accounts payable, trade and other	$57.9	$65.9
Advance payments and progress billings	71.3	69.5
Other current liabilities	80.0	98.2
Total current liabilities	209.2	233.6

Long-term debt, less current portion	137.0	131.8
Accrued pension and other postretirement benefits,
less current portion	74.9	77.1
Other liabilities	25.8	28.8
Common stock, paid-in capital and retained earnings	99.2	97.8
Accumulated other comprehensive loss	(39.3)	(36.0)
Total liabilities and stockholders' equity	$506.8	$533.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2010	2009

Cash Flows From Operating Activities:
Income from continuing operations	$3.9	$4.1

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	5.6	5.1
Pension expense	(0.6)	1.9
Other - non-cash expenses	2.8	8.0

Changes in operating assets and liabilities:
Trade accounts receivable, net	11.7	30.3
Inventories	(6.2)	(27.8)
Accounts payable, trade and other	(6.5)	1.3
Advance payments and progress billings	4.7	6.1
Other - assets and liabilities	(23.0)	(22.9)

Cash (required) provided by continuing operating activities	(7.6)	6.1

Cash required by discontinued operating activities	(0.1)	(0.1)

Cash Flows From Investing Activities:
Capital expenditures	(2.9)	(4.8)
Proceeds on disposal of assets and other	0.9	0.5

Cash required by continuing investing activities	(2.0)	(4.3)

Cash Flows From Financing Activities:
Net proceeds (payment) on credit facilities	5.5	(20.0)
Dividends paid	(2.2)	(1.9)
Other	1.8	(1.0)

Cash provided (required) by financing activities	5.1	(22.9)

Effect of foreign exchange rate changes on cash and cash equivalents	(0.1)	-

Decrease in cash and cash equivalents	(4.7)	(21.2)

Cash and cash equivalents, beginning of period	14.4	43.6

Cash and cash equivalents, end of period	$9.7	$22.4

JBT CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited and in millions)

	Three Months Ended
	March 31,
	2010	2009

EBIT (Non-GAAP measure)	$7.9	$8.4

Net interest expense	(1.9)	(2.2)
Provision for income taxes	(2.1)	(2.1)

Income from continuing operations	3.9	4.1

Income from discontinued operations, net of taxes	0.1	-
Net income	$4.0	$4.1

	Three Months Ended
	March 31,
	2010	2009

Revenue	$169.0	$169.0

EBIT (Non-GAAP measure)	$7.9	$8.4
EBIT as percent of Revenue (Non-GAAP measure)	4.7%	5.0%

Net Income	$4.0	$4.1
Net Income as percent of Revenue	2.4%	2.4%